EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 12th day of November, 2008 (the "Effective Date"), by and between RF MICRO DEVICES, INC., a North Carolina corporation (the "Company"), and ROBERT A. BRUGGEWORTH (the "Executive").

RECITALS:

        The Company is in the business of designing, developing, manufacturing, assembling and marketing radio frequency components and system solutions for mobile communications applications.  The Executive is experienced in, and knowledgeable concerning, the material aspects of such business.  The Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Executive has heretofore been employed by the Company as its President and Chief Executive Officer.  To further the Company's goal of maintaining a sound and vital management group, the Company desires to continue to employ the Executive as its President and Chief Executive Officer, and the Executive desires to continue to be employed by the Company in such capacities.  The Company and the Executive agree that due to the special nature of the Executive's position with the Company and the need to ensure that the Company's and the Executive's rights and obligations concerning the Executive's continued employment with the Company are specifically identified and agreed upon in writing, the parties desire to reduce to writing the terms of their understanding and to provide for the Executive's continued employment by the Company pursuant to the terms of this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.     Definitions.  In addition to other terms defined herein, wherever used in this Agreement, including the Recitals and this Section 1, the following terms shall have the meanings set forth below (unless otherwise indicated by the context), and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):

        1.1              "Accrued Annual Bonus" means the product of (x) and (y), where (x) is the annual bonus (if any) that would have been earned by the Executive under the Cash Bonus Plan with respect to the performance period (as defined in the Cash Bonus Plan) in which the Termination Date of the Executive occurs had the Executive been employed on the date of payment of such bonus, and (y) is a fraction, the numerator of which is the number of days in the performance period in which the Termination Date occurs during which the Executive was employed pursuant to the terms of this Agreement, and the denominator of which is 365.

        1.2              "Accrued Target Bonus" means the product of (x) and (y), where (x) is the target annual bonus opportunity (as defined in the Cash Bonus Plan) with respect to the performance period (as defined in the Cash Bonus Plan) for the Executive for the performance period in which the Termination Date of the Executive occurs, and (y) is a fraction, the numerator of which is the number of days in the performance period in which the Termination Date occurs during which the Executive was employed pursuant to the terms of this Agreement, and the denominator of which is 365.

        1.3              "Affiliate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        1.4               "Base Salary" means the annual base salary payable to the Executive as the same may be adjusted as provided in Section 4.1.  The initial Base Salary shall be $610,000.

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        1.5              "Beneficiary" means the individual, trust or other legal entity designated by the Executive on the form attached to this Agreement as Exhibit B and filed with the Company prior to his death (the "Beneficiary Designation Form").  The Executive may name on the Beneficiary Designation Form one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive following his death any payments due him under this Agreement, which beneficiary or beneficiaries shall be subject to change from time to time by filing a new Beneficiary Designation Form with the Board.  If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such death benefits shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate.  If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive, then and in any such event, such death benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such death benefits shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate.  If a named beneficiary is receiving or is entitled to receive payments of any such death benefits and dies before receiving all of the payments due him or her, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

        1.6              "Board" means the Board of Directors of the Company.

        1.7              "Business" means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of designing, developing, manufacturing and marketing radio frequency components and system solutions for mobile communications applications.

        1.8              "Cash Bonus Plan" means that certain RF Micro Devices, Inc. Cash Bonus Plan (or any successor thereto) under which the Executive may earn an annual cash bonus with respect to each performance period (as defined in such plan) during the Term.

        1.9              "Cause" means one or more of the following:

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        (i)                  the willful and continued failure of the Executive to perform his duties with the Company that continues for a period of thirty (30) days after written notice from the Company to the Executive (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure after the Executive has received from the Company a written notice of termination for any reason other than for Cause or after the Executive has delivered to the Company a Notice of Termination (as described in Section 2.6));

        (ii)                the Executive's willfully or recklessly engaging in conduct that materially damages the business or reputation of the Company or any Affiliate;

        (iii)               the conviction of the Executive by a court of competent jurisdiction of, or a plea by the Executive of "guilty" or "no contest" to, a felony, or any misdemeanor that involves moral turpitude;

        (iv)              the Executive's engaging in any act of fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company;

        (v)                any diversion by the Executive of a material business opportunity from the Company for his own personal benefit without the written consent of the Board that continues for a period of thirty (30) days after written notice from the Company to the Executive;

        (vi)              any willful breach by the Executive of a material term of this Agreement (including, but not limited to, any covenant contained in Section 6 of this Agreement) that continues for a period of thirty (30) days after written notice from the Company to the Executive;

        (vii)             the repeated use of alcohol by the Executive in a manner that materially interferes with the performance of his duties or the illegal use by the Executive of a "controlled substance" (as defined in the North Carolina Controlled Substance Act, N.C. Gen. Stat., Chapter 90, Sections 86 to 113.8); or

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        (viii)           any willful and material violation of any provision of the Company's Corporate Governance Guidelines, the Company's Code of Business Conduct and Ethics and other similar codes, policies and guidelines adopted from time to time by the Board (including, but not limited to, those policies related to equal employment opportunity and harassment);

        (ix)              the Executive's willful and material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation, including, without limitation, the Executive's engagement in any willful conduct that results in the Executive's obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Company's securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Cause shall be determined solely by the Board in the exercise of good faith and reasonable judgment; provided, however, that the Executive shall retain the right to contest any determination of Cause through appropriate legal means.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive's action or omission was in the best interests of the Company.  Cause shall not include the Executive's Total Disability.

        1.10           "CIC Agreement" means that certain Amended and Restated Change in Control Agreement, dated as of January 10, 2003, by and between the Executive and the Company, as such agreement may be further amended, modified or restated.

        1.11           "Code" means the Internal Revenue Code of 1986, as amended, and rules, regulations and other written guidance issued thereunder.

        1.12          "Commencement Date" means the first day of the calendar month next following the calendar month in which the Executive receives his final payment of Base Salary pursuant to Section 5.1.

        1.13          "Company" means RF Micro Devices, Inc., a North Carolina corporation with its principal offices at Greensboro, North Carolina.

        1.14          "Company Health Care Plan" means the group health plan or program and the group dental plan or program (in each case whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees and their dependents.

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        1.15          "Disability Period" means the 180-day period next following the date on which the Executive becomes Totally Disabled.

        1.16          "Equity Plans" means the equity-based compensation plans established by the Company for the benefit of certain key employees, including the 2003 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 1997 Key Employees' Stock Option Plan, the Employee Stock Purchase Plan and such other equity plans and programs adopted by the Company from time to time.

        1.17          "Excise Tax" means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

        1.18          "Good Reason" means, subject to the conditions set forth in this Section 1.18, the occurrence on or after the Effective Date of one or more of the following:

        (i)                  any material reduction by the Company in the Executive's basic duties and responsibilities other than as a result of the appointment by the Board of another individual to serve as President of the Company as permitted by Section 3.1, provided the Executive continues to have all powers and authority customarily associated with the position of Chief Executive Officer and the President reports to the Executive as Chief Executive Officer;

        (ii)                any material reduction by the Company of the Executive's Base Salary, other than a reduction in accordance with the Executive's written consent or that is part of a salary reduction plan implemented by the Board and applicable on a proportionate basis to all Named Executive Officers (and not the Executive singly);

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        (iii)               any failure by the Company to continue the Executive's ability to participate in the Equity Plans, the Retirement Plans or the Welfare Benefit Plans and all other similar plans or arrangements which are from time to time made generally available to officers of the Company and in which the Executive participates, unless there are substituted therefor plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits, or any action or inaction by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan or successor plan or deprive the Executive of any material fringe benefit enjoyed by the Executive; provided, however, that (A) a reduction in the Executive's Cash Bonus Plan payments due to the failure to attain certain performance-based objectives, (B) a reduction in the Executive's benefits due to the Company's decision to discontinue the availability of or modify or amend any plan or arrangement for all officers or all employees, as the case may be (and not the Executive singly) or (C) the substitution for any incentive or bonus plan of an alternate plan or arrangement having a reasonably equivalent opportunity to earn payments comparable to those earned under the current plans, shall not be deemed to constitute "Good Reason" under this Section 1.18(iii);

       (iv)              a relocation of the Company's principal executive offices to a location in excess of one hundred ten (110) miles from Greensboro, North Carolina without the Executive's express written consent;

        (v)                any material reduction in the number of paid vacation days to which the Executive is entitled as of the Effective Date (other than a reduction with the Executive's written consent);

        (vi)              any failure of the Company without the Executive's written consent to obtain the express assumption of this Agreement by any successor or assignee of the Company (and parent corporation of such successor or assignee, if applicable) as provided in Section 14 herein;

        (vii)             any involuntary loss of the Executive's position as a member of the Board; or

        (viii)           any material breach by the Company of its obligations under this Agreement whether or not specified elsewhere in this Section 1.18.

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Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason under this Section 1.18 shall cease to be an event constituting Good Reason if the Executive fails to provide the Company with notice of the occurrence of any of the foregoing within the thirty (30) day period immediately following the date on which the Executive first becomes aware of the occurrence of such event or the last occurrence of any event, which taken together with any other event, is alleged to constitute Good Reason.

        1.19           "ICN Agreement" means that certain Inventions, Confidentiality and Nonsolicitation Agreement, dated September 20, 1999, by and between the Company and the Executive, as such agreement may be further amended, modified or restated.

        1.20          "Individual Health Care Policy" means an individual policy of health insurance providing coverage for the Executive and his dependents which is substantially identical to the coverage provided under the Company Health Care Plan to active employees and their dependents.

        1.21           "Named Executive Officers" means each employee of the Company who is identified or otherwise described in Item 402(a)(3) of Regulation S-K (17 C.F.R.. Part 229) or any successor thereto, as the same may be amended from time to time.

        1.22           "Person" means any individual, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

        1.23          "Prohibited Activity" shall have the meaning given such term in Section 20(b).

        1.24          "Prohibited Activity Term" shall have the meaning given such term in Section 20(b).

        1.25          "Restricted Area" means the United States of America.

        1.26          "Restricted Period" means the Term and the twenty-four-month period next following the expiration of the Term unless the Company gives Notice of Non-Extension (as described in Section 2.1) in which case the Restricted Period shall mean and expire with the Term.

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        1.27          "Retirement Plans" means any tax-qualified retirement plans sponsored by the Company for the benefit of its employees and any non-qualified deferred compensation plans or arrangements sponsored by the Company for the benefit of certain key employees.  As of the Effective Date, the Retirement Plans sponsored by the Company are listed on Exhibit A attached hereto.

        1.28          "Severance Event" means the Termination of the Executive (including a Termination that occurs after the Term has been fixed to a definite two-year period in accordance with Section 2.1 and before the expiration of the fixed Term) by the Company other than for Cause (including a Termination effected by the Company by giving notice to the Executive pursuant to Section 2.1), or by the Executive for Good Reason.  In no event shall any one of the following events be treated as a Severance Event:

        (i)                  Termination of the Executive as a result of his death;

        (ii)                Termination of the Executive by the Company for Cause;

        (iii)               Termination by the Executive for any reason other than Good Reason, including Termination as a result of the Executive giving notice to the Company pursuant to Section 2.1;

        (iv)              Termination of the Executive upon expiration of the Term after the Term has been fixed by either party for a definite two-year period in accordance with Section 2.1; or

        (v)                Termination of the Executive as a result of his Total Disability.

        1.29          "Severance Period" means a period equal to twenty-four (24) consecutive calendar months.  The Severance Period shall commence on the Commencement Date.

        1.30           "Term" means the term of the Executive's employment under this Agreement as provided in Section 2.1.

        1.31          "Termination" and any derivative of that term means the Executive's separation from service with the Company (as defined in Section 409A of the Code).

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        1.32          "Termination Date" means the date the Term expires pursuant to the provisions of Section 2.1.

        1.33           "Total Disability" means the total disability of the Executive as determined by the insurance company which issued the "Company Policy."  The Company Policy is any disability insurance policy on the life of the Executive (whether a group or individual policy) which is owned by the Company or for which premiums are paid, directly or indirectly by reimbursement, payroll deduction or otherwise, by the Company.  If there is more than one Company Policy, the Company Policy shall be deemed to be the policy providing the greatest disability benefits.  For purposes of this Agreement, the Total Disability of the Executive shall be deemed to exist at all times during which the Executive is considered by the insurance company which issued the Company Policy to be eligible for long-term disability benefits by reason of his being totally disabled under the terms of such policy.  In the event there is no Company Policy, Total Disability shall mean the inability, by reason of physical or mental infirmity, or both, of the Executive to perform satisfactorily the essential functions of his position with the Company with or without a reasonable accommodation and which in the opinion of a medical doctor is expected to be permanent or to last for an indefinite duration.  The medical doctor shall be mutually selected by the Board and the Executive (or if the Executive is unable to make such selection, by his legal representative, or if there is not a legal representative, then by an adult member of the Executive's immediate family).  The determination of the medical doctor shall be binding and conclusive on the parties hereto.  The fees and expenses of the medical doctor shall be paid by the Company.

        1.34          "Welfare Benefit Plans" means the welfare benefit plans and arrangements sponsored from time to time by the Company for the benefit of its employees, including, without limitation, any life insurance, accident, disability, medical, vision, prescription drug, vacation, sick leave and dental plans, policies or arrangements which are generally available to the employees of the Company.  As of the Effective Date, the Welfare Benefit Plans sponsored by the Company are listed on Exhibit A attached hereto.  The Company Health Care Plan is a Welfare Benefit Plan.

Section 2.                     Employment Term.

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        2.1              Term of Employment.  The Term shall commence as of the Effective Date, and shall continue until the earliest to occur of one of the following dates (the "Termination Date"):  (i) the day next preceding the second anniversary of the Effective Date (except as otherwise provided in this Section 2.1); (ii) the date of death of the Executive; (iii) the specified date of Termination under the notice termination provisions of Section 2.2; (iv) the date of Termination of the Executive for Cause; (v) the date of Termination by the Executive for Good Reason; or (vi) if the Executive's Total Disability continues through the end of the Disability Period, the date coinciding with the end of the Disability Period.  Notwithstanding the provisions of subparagraph (i) of this Section 2.1, as of each day following the Effective Date, the Term shall be extended automatically, without any further action by the Company or the Executive, for an additional day unless either party shall give notice (the "Notice of Non-Extension") to the other party in writing that it desires to fix the remaining Term for a definite two-year period commencing on the date such Notice of Non-Extension becomes effective.  Such notice shall become effective ten (10) days after the date the notice is received and no further automatic daily extensions of the Term shall occur after such effective date.  All references herein to the "Term" shall include the initial Term and all automatic daily extensions as provided in this Section 2.1.

        2.2              Termination by Giving Notice.  If the Company desires to Terminate the Executive other than for Cause or the Executive desires to Terminate prior to the expiration of the Term other than for Good Reason (a "Notice Termination"), the party desiring to initiate such Termination shall give not less thirty (30) days written notice of such desire to the other party specifying the date of Termination.

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        2.3              Termination for Cause.  At any time that Cause (as defined in Section 1.9) exists, the Company shall have the right to Terminate the Executive for Cause.  If the Company desires to Terminate the Executive for Cause, it shall give notice to the Executive as provided in Section 2.6.  If the Company is Terminating the Executive for a reason described in Section 1.9 (i), (ii), (v) or (vi), the Executive shall have thirty (30) days after notice has been received by him to cure the reason given in the notice.  If the reason given in the notice is cured by the Executive within such 30-day period, or if the reason given in the notice cannot reasonably be fully cured within such 30-day period, but the Executive commences to cure such reason within such 30-day period to the reasonable satisfaction of the Board, Cause shall not exist and the Company's notice shall become null and void.  If the Company is Terminating the Executive for any other for Cause reason, the Termination for Cause shall be effective as of the date specified in the Notice of Termination (as defined in Section 2.6).

        2.4              Termination for Good Reason.  At any time that Good Reason (as defined in Section 1.8) exists, the Executive may Terminate for Good Reason.  If the Executive desires to Terminate for Good Reason, he shall give notice to the Company as provided in Section 2.6.

        2.5              Termination for Total Disability.  Should the Total Disability of the Executive continue through the end of the Disability Period, the Company may terminate the Executive for Total Disability at any time after the expiration of the Disability Period while the Total Disability of the Executive continues.  If, however, prior to the Termination of the Executive for Total Disability, the Total Disability of the Executive shall have ceased under the terms of the Company Policy (or if there is no Company Policy, shall have ceased under the definition of Total Disability set forth in Section 1.31) and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply:  (i) this Agreement shall continue in full force and effect (except as otherwise provided in this Section 2); (ii) the Disability Period shall cease as of the date the Executive ceased to be Totally Disabled; and (iii) the Executive shall resume his employment under this Agreement and receive thereafter compensation in accordance with Section 4 as though he had not been Totally Disabled; provided, however, that unless the Executive shall perform his regular duties hereunder for a continuous period of at least one hundred eighty (180) days following a period of Total Disability before he again becomes Totally Disabled, he shall not be entitled to start a new Disability Period, but instead must continue under the remaining portion (that is, the remaining number of days) of the original Disability Period.  In this event, the resumption of the original Disability Period shall commence on the date such Total Disability resumed.

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        2.6              Notice of Termination.  Any Termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of the Executive under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the effective date of Termination, which can never be any earlier than the date of receipt of such notice.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the reason given for the Termination of the Executive shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

    Section 3.                    Duties and Extent of Services.

        3.1              Position, Responsibilities and Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of the Company.  The Executive shall also serve as President.  The Executive acknowledges, however, that the Board may, in its sole and absolute discretion, appoint another individual during the Term to serve as President and such appointment by the Board shall not be considered a breach of this Agreement  (so long as the Executive continues to hold all of the responsibility and authority customarily associated with the position of Chief Executive Officer and the President reports to the Executive as Chief Executive Officer).  The Company intends that the Executive shall serve as a member of the Board, and shall (i) nominate the Executive for re-election on each occasion during the Term when his term as a director is scheduled to expire, (ii) in all proxy and other materials recommend that shareholders vote in favor of Executive's election as a director, (iii) not directly or indirectly oppose or withdraw support for Executive's election as a director, and (iv) solicit proxies from shareholders authorizing the named proxy holders to vote in favor of Executive's candidacy.  The Company shall have no liability under this Agreement if the Executive is not elected by the shareholders to serve as a member of the Board, except insofar as the same provides the Executive with a basis to terminate this Agreement for Good Reason.  The Executive shall have such duties and responsibilities as are commensurate with one holding the position of President and Chief Executive Officer and shall additionally render such other services and perform such other duties as may be reasonably assigned to him from time to time by the Board.

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        3.2              Extent of Services; Outside Activities.  The Executive shall be a full-time employee of the Company and shall devote his full business time, skill, energies and efforts to the duties required of him in the positions described in this Section 3, and in such other positions or offices of the Company or its Affiliates as may be required of him hereunder consistent with such positions.  Notwithstanding the foregoing provisions of this Section 3.2, the Executive may serve during the Term as a non‑management director of no more than two (2) for-profit businesses and no more than two (2) not-for-profit organizations; provided, however, that the Executive may not serve in such capacity with respect to any such organizations without obtaining all prior approvals required under the Company's Corporate Governance Guidelines and other applicable policies.

    Section 4.                    Compensation and Benefits.  For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director or member of any committee of the Board of the Company or of any subsidiary, Affiliate, or division thereof, the Company shall compensate the Executive as follows:

        4.1              Base Salary.  The Executive shall be paid for his services during the Term the Base Salary, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company.  The Executive's Base Salary shall be reviewed annually by the Board and may be increased in the discretion of the Board.  The Executive acknowledges and agrees that his Base Salary may be reduced as part of a salary reduction plan approved by the Board applicable to all Named Executive Officers (and not the Executive singly) on a proportionate basis.

        4.2              Incentive Bonus Compensation.  In addition to the Base Salary provided for in Section 4.1, the Executive shall be eligible under the Cash Bonus Plan to earn a bonus with respect to each performance period (as defined thereunder) during the Term.  The Executive's "target" annual bonus opportunity (as defined in the Cash Bonus Plan) for any annual performance period shall not be less than 100% of his Base Salary.

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        4.3              Equity-Based Compensation.  The Executive shall be eligible for periodic grants of equity compensation awards under the Company's 2003 Stock Incentive Plan or any successor  Equity Plan, in the sole discretion of the Compensation Committee of the Board.  In determining the periodic grants, the Executive shall be treated similarly to other senior executive officers of the Company, taking into account the position of the Executive.

        4.4              Other Plans.  In addition to the Base Salary, bonuses and equity compensation provided for in Sections 4.1, 4.2 and 4.3, the Executive shall be entitled to participate in any other bonus or incentive plans of the Company (whether now in existence or hereinafter established) in which other senior executive officers of the Company as a group are entitled to participate on a basis no less favorable to the Executive then other senior executive officers.  The Executive shall also be entitled to participate in the Retirement Plans and Welfare Benefit Plans on the same basis as other senior executive officers of the Company.

        4.5              Expenses.  The Company agrees to reimburse the Executive for all reasonable travel and business expenses incurred by him in the performance of his duties hereunder in accordance with the Company's business expense reimbursement policies as in effect from time to time.  The Company will reimburse the Executive for all reasonable attorneys' fees incurred by him in connection with the negotiation and preparation of this Agreement promptly when and as statements of counsel are submitted to the Company by the Executive.  All reimbursements must be made no later than the end of the calendar year following the calendar year in which the expense was incurred.  The expenses eligible for reimbursement under this Section 4.5 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year.  The Executive's rights under this Section 4.5 shall not be subject to liquidation or exchange for any other benefit.

        4.6              D&O Insurance.  The Company shall indemnify the Executive and provide him with advancement of expenses to the fullest extent permitted by law.  Without limiting the foregoing, the Company shall also provide the Executive with customary directors and officers liability insurance coverage as determined by the Board, in any event on terms no less favorable to the Executive than those provided to any other officers or employee directors of the Company.

        4.7              Paid Time Off.  The Executive shall be entitled to vacation and sick leave or paid time off ("PTO") during the Term, commensurate with his position and in accordance with the Company's established policy for senior executive officers.  The Executive shall continue to receive the compensation provided for in this Section 4 during the time of any PTO.

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    Section 5.                     Obligations of Company Upon Termination; Termination Compensation.

        5.1              Termination for Any Reason.  Upon the Termination of the Executive for any reason, the Executive shall be entitled to continue to receive his Base Salary through the Termination Date.  In addition, the Executive shall be entitled to receive any previously earned but unpaid annual bonus under the Cash Bonus Plan for the completed performance period (as defined in the Cash Bonus Plan) immediately prior to the performance period in which his Termination Date occurs, the amount of such unpaid annual bonus to be paid within thirty (30) days of his Termination Date.  The rights and benefits of the Executive under the Equity Plans, Retirement Plans and Welfare Benefit Plans shall be as determined under such benefit plans.  The Executive shall also be paid for any unused PTO in accordance with the PTO programs and policies of the Company in effect as of the Termination Date.

        5.2              Termination by Reason of Death.  If the Executive shall die during the Term, (i) the Executive's Beneficiary shall be entitled to receive the compensation and benefits provided for in Section 5.1; and (ii) the Executive's Beneficiary shall also be entitled to receive the greater of (A) the Executive's Accrued Annual Bonus or (B) the Executive's Accrued Target Bonus, in each case for the performance period in which the Termination Date of the Executive occurs, payable within forty-five (45) days following the end of the performance period in which the Executive's Termination Date occurs.  Except as provided in this Section 5.2, the Executive acknowledges that no special death benefit shall be payable under this Agreement to the Executive's Beneficiary as a result of his death.  In the event the Executive becomes entitled to receive any payments pursuant to this Agreement, and he dies prior to receiving any or all of the payments to which he is entitled, then such remaining payments shall be made to his Beneficiary.

        5.3              Termination as a Result of Total Disability.  If the Term of the Executive's employment ends by reason of his Total Disability, (i) the Executive shall be entitled to receive the compensation and the benefits provided for in Section 5.1; and (ii) the Executive shall be entitled to receive the greater of (A) his Accrued Annual Bonus (to the extent earned) or (B) the Executive's Accrued Target Bonus, in each case for the performance period in which his Termination Date occurs, payable within forty-five (45) days following the end of the performance period in which his Termination Date occurs.    Except as provided in this Section 5.3, the Executive acknowledges that no special disability benefit is provided to the Executive under this Agreement.

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        5.4              Termination Upon Severance Event.  In addition to the compensation and benefits provided for in Section 5.1 and except as otherwise provided in this Section 5.4, upon the occurrence of a Severance Event, the Executive shall be entitled to the following:

        (a)                Salary Continuation.  The Executive shall be entitled to receive during the Severance Period salary continuation payments in an aggregate amount equal to two (2) times his Base Salary.  Subject to the payment restrictions on "key employees" described in Section 10, the salary continuation payments shall be paid during the Severance Period in equal periodic installments, each of which is intended to be a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii), in accordance with the payroll schedule for salaried personnel of the Company.

        (b)               Accrued Annual Bonus.  The Executive shall be entitled to receive his Accrued Annual Bonus, payable within forty-five (45) days following the end of the performance period in which the Termination Date occurs.

        (c)                Special Bonus.  In addition to any bonus payable under Section 5.4(b), the Executive shall be entitled to receive during the Severance Period an amount equal to two (2) times his target annual bonus opportunity (as defined in the Cash Bonus Plan) for the year in which his Termination Date occurs.  Subject to the payment restrictions on "key employees" described in Section 10, the amount of this special bonus shall be paid during the Severance Period in equal periodic installments, each of which is intended to be a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii), in accordance with the payroll schedule for salaried personnel of the Company.

        (d)               Special Health Care Benefit.  Upon the occurrence of a Severance Event, the Executive shall be entitled to the following special health care benefits:

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     (i)                  The Executive shall be entitled to participate (treating the Executive as an "active employee" of the Company for this purpose) in the Company Health Care Plan during the Severance Period (the "Continuation Coverage").  The Company shall use its best efforts to provide the Executive and his dependents with the Continuation Coverage under the Company Health Care Plan, including, if necessary, amending the applicable provisions of the Company Health Care Plan and negotiating the addition of any necessary riders to any group health insurance contract.  During the Severance Period, the Executive shall pay the entire premium required for the Continuation Coverage under the Company Health Care Plan.  During the first eighteen (18) months of the Severance Period, the premium required for the Continuation Coverage shall be equal to the premium required by the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") for such Continuation Coverage (the "COBRA Rate").  During the remainder of the Severance Period, the premium required for the Continuation Coverage shall be greater of the COBRA Rate or the actuarially determined cost of the Continuation Coverage as determined by an actuary selected by the Company.

        (ii)                If at any time during the Severance Period the Company is unable for whatever reason to provide the Executive with the Continuation Coverage under the Company Health Care Plan, the Company shall use its best efforts to provide the Executive coverage under an Individual Health Care Policy providing coverage which is substantially identical to the Continuation Coverage to be provided under the Company Health Care Plan.  In such event, the Executive shall pay the entire premium charged for coverage of the Executive and his dependents under the Individual Health Care Policy.

        (iii)               The Continuation Coverage provided to the Executive and his dependents pursuant to this subsection (d) is intended to satisfy the continuation of coverage requirements of COBRA.  In the event that the period of Continuation Coverage expires prior to the end of the period of continuation coverage to which the Executive and his dependents would be entitled under COBRA (the "COBRA Period"), the Executive and/or his dependents may elect continuation coverage under COBRA ("COBRA Coverage") for the remainder of the COBRA Period.  The Executive and/or his dependents shall be responsible for paying the full amount of the premium charged for such COBRA Coverage under the Company Health Care Plan at the COBRA Rate.  Notwithstanding the foregoing provisions of this subsection (d), in the event that the Continuation Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA, the Executive and/or his dependents shall be entitled to elect COBRA Coverage in lieu of the Continuation Coverage described in this subsection (d).  In such event, the Executive and/or his dependents shall be responsible for paying the full amount of the premium charged for such COBRA Coverage under the Company Health Care Plan at the COBRA Rate.

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        (iv)              During the Severance Period, the Company shall pay to the Executive a monthly special benefit as determined pursuant to the provisions of this subparagraph (iv) (the "Special Benefit").  The amount of the monthly Special Benefit shall be equal to that portion of the premium paid by the Executive for the Continuation Coverage that exceeds the amount required to be paid by an "active employee" for his share of the cost of family coverage.  Such Special Benefit shall be paid to the Executive on the 20th day of each calendar month during the Severance Period, or within ten (10) business days thereafter.  In addition, the Company shall pay to the Executive an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, or other tax imposed upon the Executive as a result of the receipt of the Continuation Coverage and the Special Benefit payment provided for in this subsection (d).  For purposes of determining the amount of the annual special bonus, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid.  In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 - (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of income tax in the state in which the Executive is domiciled for individuals in the calendar year in which the special bonus is paid).

The amount of the special bonus shall be determined by the Company's outside independent accountants.  The determination of the accounting firm shall be final and binding on the Company and the Executive.  The special bonus shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each calendar year during which the Continuation Coverage is provided pursuant to this subsection (d).

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        (e)                Equity Awards.

        (i)                  Any stock options, restricted stock awards, restricted stock units, stock appreciation rights or any other equity-based awards granted under an Equity Plan (each, an "Equity Award") to the Executive prior to the Termination Date shall be subject to and governed by the terms of each such Equity Award as stated in the applicable agreement related to such Equity Award (each, an "Equity Award Agreement"), including but not limited to the right of the Compensation Committee or the Board to determine whether (and if so, to what extent) any Equity Awards shall continue to vest and/or continue to be exercisable following Termination, and the terms of the applicable Equity Plan; provided, however, that benefits, if any, with respect to any performance-based restricted stock award, performance-based restricted stock unit or other performance-based Equity Award (each, a "Performance-Based Equity Award") shall be made only as provided in Section 5.4(e)(ii) below.

        (ii)                In the event that the Executive is a party to an Equity Award Agreement regarding a Performance-Based Equity Award, then, notwithstanding any provision of the Equity Award Agreement to the contrary, the Performance-Based Equity Award shall be deemed earned, if at all, only to the extent that the applicable performance goal(s) are met upon the completion of the applicable performance period, as determined by the Compensation Committee in accordance with the terms of the applicable Equity Plan,  and subject to the further requirements that the Compensation Committee certify in writing that such goals were met and that any other applicable Code Section 162(m) requirements are satisfied.  If and to the extent that such performance goals are deemed met, then the Executive shall be deemed to have earned the Performance-Based Equity Award for such number of shares of Common Stock as shall be equal to the product of (i) a fraction, the numerator of which shall be equal to the number of days during the relevant performance period in which the Executive was employed and the denominator of which shall be equal to the number of days in the performance period, multiplied by (ii)

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the number of shares of Common Stock which would have been earned under the Performance-Based Equity Award based on the extent to which the performance goals are met (as determined by the Compensation Committee) and assuming that the Executive had been employed for the full performance period.  In addition, notwithstanding any vesting criteria applicable to any such Performance-Based Equity Award or any remaining vesting requirements under any previously earned Performance-Based Equity Award under the terms of the applicable Equity Award Agreement, the shares of Common Stock subject to any Performance-Based Equity Award earned in accordance with the provisions of Section 5.4(e)(ii) herein or any Performance-Based Equity Award previously earned shall be deemed fully vested as of the date of grant (which date of grant shall occur as soon as administratively practical following completion of the relevant performance period), and as of the Termination Date in the case of any Performance-Based Equity Award previously earned, and shall not be subject to the time-based or other additional vesting requirements which would otherwise apply to such Performance-Based Equity Award.  The Company and the Executive agree that the terms of any Equity Award Agreement applicable to any Performance-Based Equity Award shall be deemed amended to comply with the terms provided herein.

        (f)                 Other Welfare Benefits.  In addition to participation in the Company Health Care Plan during the Severance Period, the Executive shall as permitted by Section 409A (as defined in Section 10) also be entitled to participate (treating the Executive as an "active" employee of the Company for this purpose) during the Severance Period in the other Welfare Benefit Plans in which he participated immediately prior to his Termination Date and the benefits under such other Welfare Benefit Plans shall be made available under the same terms and conditions available to active employees (e.g., employee contributions are required for certain benefits that are in effect for active employees who are similarly situated).  Notwithstanding the foregoing, the Company shall be entitled to provide an alternate form of any particular benefit so long as such alternate form of benefit is substantially equivalent and no lapses in coverage of the Executive result from such change in benefits.

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        5.5              Termination of Executive for Cause.  If the Executive's employment is terminated for Cause, the Term of this Agreement shall automatically terminate without further obligations of the Company to the Executive hereunder, except that the Executive shall be entitled to receive the compensation and benefits provided for in Section 5.1.

        5.6              Termination by Executive without Good Reason.  If the Executive effects the Termination of his employment by giving notice in accordance with Section 2.2, the Term of this Agreement shall automatically terminate without further obligations of the Company to the Executive hereunder, except that the Executive shall be entitled to receive the compensation and benefits provided for in Section 5.1.

        5.7              Effect of Termination.  Upon the Termination of the Executive's employment with the Company for any reason, the Executive shall immediately resign, effective as of his Termination Date, from all offices and directorships held by him in the Company or any of its Affiliates or subsidiaries.  The Executive agrees to execute any and all documentation necessary to effectuate such resignation upon request by the Company, but he shall be treated for all purposes as having so resigned as of his Termination Date, regardless of when or whether he executes any such documentation.

        5.8              Change of Control.  The Executive is a party to the CIC Agreement.  The CIC Agreement provides for certain payments to be made by the Company to the Executive in the event his employment is terminated under certain circumstances within a specified time period following a Change in Control (as defined and determined in accordance with the CIC Agreement).  The Executive and the Company acknowledge that the benefits paid (if any) under the CIC Agreement will offset the benefits paid (if any) under this Agreement following the Termination of the Executive.  This Agreement and the CIC Agreement shall be interpreted in such a manner as to avoid a duplication of benefits to the Executive.  The determination of whether any duplication of benefits has occurred shall be made by the Company's outside, independent accountants.  The determination of the accounting firm shall be final and binding on the Company and the Executive.  In the event the Executive receives any duplication of benefits, the amount of such duplication shall be paid by the Executive to the Company immediately upon receipt of written notification of the amount of such duplication from the Company.

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    Section 6.                    Employment and Post-Termination Obligations of Executive.  The Executive shall comply with the following provisions during the Term and, except as otherwise provided in this Section 6, following the Termination of the Executive's employment:

        6.1              Assistance in Litigation.  The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to the Executive (and without regard to whether the Executive is a party thereto), provided that such assistance shall not conflict or unreasonably interfere with the Executive's post-Termination Date personal or professional commitments or obligations.  The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 6.1, but in any event no later than forty-five days following the month in which the expense was incurred.  The expenses eligible for reimbursement under this Section 6.1 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year.  The Executive's rights under this Section 6.1 shall not be subject to liquidation or exchange for any other benefit.

        6.2              Confidential Information.  As a consequence of his unique position as President and Chief Executive Officer of the Company, the Executive acknowledges and agrees that he will have broad access to confidential information, that confidential information will in fact be developed by him in the course of performing his duties and responsibilities under this Agreement, and that confidential information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of the Company.  The Executive is a party to the ICN Agreement.  Among other things, the ICN Agreement prohibits the Executive from the unauthorized disclosure of confidential information.  The Executive agrees that the ICN Agreement shall be a part of this Agreement and the terms and provisions of the ICN Agreement are incorporated herein.

        6.3              Non-Disparagement.  Following the Termination Date, the Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Company, or its officers, directors, employees, shareholders, representatives or agents.

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        6.4              Nonsolicitation.  The Executive acknowledges and confirms that the ICN Agreement prohibits him from soliciting the customers and employees of the Company and the Executive agrees to be bound by such prohibitions.

        6.5              Noncompetition.  The Executive acknowledges and agrees that the duties and responsibilities to be performed by him under this Agreement are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in any action in law.  The Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, the Executive in the course of his employment will be such that his breach of the covenants contained in this Section 6.5 would immeasurably and irreparably damage the Company regardless of where in the Restricted Area the activities constituting such breach were to occur.  Thus, the Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 6.5 to apply to the Executive's activities throughout the Restricted Area and for the Restricted Period.  In recognition of the special and unusual character of the duties and responsibilities of the Executive under this Agreement and as a material inducement to the Company to continue to employ the Executive in this special and unique capacity, the Executive covenants and agrees that, during the Term and thereafter during the Restricted Period, the Executive shall not, on his own account or as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, directly or indirectly, in one or a series of transactions, engage in or be engaged in, within the Restricted Area, the Business or any business which is competitive with the Business.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive's employment or engagement as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, of an Affiliate, division or business unit of an entity that is not itself engaged in the Business or any business which is competitive with the Business will not violate this Section 6.5 even if another Affiliate, business unit or division of such entity is so engaged in the Business or any business which is competitive with the Business.

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        6.6              Removal of Materials.  During the Term and at any time thereafter, and except as may be required or deemed necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company, the Executive shall not copy, dispose of or remove from the Company any customer or client lists, software, computer programs or other digital intellectual property, books, records, forms, data, manuals, handbooks or any other papers or writings belonging to the Company which relate to the Business.

        6.7              Failure to Comply.  In  the event that the Executive shall fail to comply with any provision of this Section 6 following the Termination of his employment, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, the Company shall have and may exercise any and all rights and remedies available to the Company at law or otherwise, including but not limited to recovery of money damages and exercising any other rights or remedies available at law to a non-breaching party and obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation.  The Executive hereby agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether the Executive resides or does business in that jurisdiction at the time such injunction is sought or entered.

        6.8              Reasonableness of Restrictions.  The Executive and the Company have each carefully read the provisions of this Section 6 and, having done so, agree that the restrictions set forth in this Section 6 (including, but not limited to, the Restricted Period restriction and the Restricted Area restriction set forth in this Section 6) are fair and necessary to prevent the Executive from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during the Executive's employment with the Company, and are necessary for the reasonable and proper protection of the Company's interests.  The Executive acknowledges that the covenants contained in this Section 6 will not cause an undue burden on the Executive.  Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 6 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 6 shall be declared by a court of competent jurisdiction to be overbroad as written, the Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.

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        6.9              Notice of Covenants and Subsequent Employment.  The  Executive shall provide any subsequent employer with written notice of the existence and terms of this Section 6 prior to commencing employment with any such subsequent employer.  In addition, if so requested by the Company following the Executive's Termination of employment, the Executive shall provide notice to the Company of the name of any new employer and all positions held by the Executive with such employer.  .  Any notice pursuant to this Section 6.9 shall not be required following the expiration of the Restricted Period.

        6.10          Preclearance of Subsequent Employment.  The Executive may seek a preclearance from the Company with respect to whether his acceptance of any employment during the Restricted Period would constitute a violation of any of the terms of this Section 6 by providing the Company with a written notice (the "Preclearance Notice") requesting such preclearance and describing his intent to accept employment with a new employer, which Preclearance Notice shall include the name of the prospective employer, the office, title and position the Executive intends to accept with such prospective employer, a description of the expected major responsibilities and duties that Executive expects to have with such prospective employer and a description of the business engaged or to be engaged in by the business unit or division of the prospective employer to which Executive would be assigned.  Within ten (10) days of its receipt of any Preclearance Notice, the Company shall provide Executive with a written notice as to its good faith position as to whether the prospective employment the Executive intends to accept as described in the Preclearance Notice would or would not constitute a violation of any of the terms of this Section 6, and Executive shall be entitled to rely on the position so taken by the Company in determining whether to accept the new employment.  If the Company fails to provide Executive with written notice of its position within such ten-day period, the Company shall be deemed to have taken the position that such prospective employment by the Executive would not constitute a violation of any of the terms of this Section 6.  Any preclearance of new employment to the Executive provided or deemed provided by the Company pursuant to this Section 6.10 shall be limited to the employment activities as described in the Preclearance Notice and the Company shall remain free to assert its rights under this Section 6 for any activities of Executive that are not described in such Preclearance Notice.

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    Section 7.                    Parachute Payments.

        7.1              Gross-Up Payment.  Notwithstanding anything in this Agreement to the contrary and subject to the provisions of this Section 7 (including the Safe Harbor Cap described in Section 7.2), in the event that the Independent Accountants (as defined below) shall determine that any amount paid or distributed to the Executive pursuant to this Agreement (the "Agreement Payments") shall, as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Executive from any other plans or arrangements maintained by the Company, or by any other member of the same affiliated group (as defined in Section 1504 of the Code determined without regard to Section 1504(b)) which includes the Company (such other payments together with the Agreement Payments shall be referred to as the "Total Payments"), would more likely than not, in the opinion of the Independent Accountants cause the Executive to be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment"), such that the net amount the Executive shall receive after the payment of any Excise Tax shall equal the amount which he would have received if the Excise Tax had not been imposed.  The Gross-Up Payment shall be determined by the Independent Accountants and shall equal the sum of the following:

        (1)        The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

        (2)        Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this Section 7; and

        (3)        Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this Section 7.

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For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid.  In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1  -  (highest marginal rate of federal income taxation for individuals))  x  (highest marginal rate of income tax in the state in which the Executive is domiciled for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

The Gross-Up Payment shall be paid to the Executive by the Company on or before the date that the Executive is required to pay the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Executive becomes subject to the payment of the Excise Tax.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, as applicable, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the

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Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined, but in no event later than the last day of the calendar year following the calendar year in which the Executive is required to pay the Excise Tax.  The parties agree that the intent of this Section 7 is that the Executive shall be reimbursed for the Excise Tax on his excess parachute payments and all taxes on that reimbursement.  The intended goal is to place the Executive in the same economic position as if no Excise Tax had been imposed.  The Company will retain an independent accounting firm (the "Independent Accountants") acceptable to both the Company and the Executive (other than the Company's regular independent auditors) to calculate the amount of the Gross-Up Payment.  All fees and expenses resulting from the retention of the Independent Accountants shall be paid by the Company.  All determinations made by the Independent Accountants pursuant to this Section 7 shall be binding and conclusive on the Company and the Executive.

        7.2              Safe Harbor Cap.  Notwithstanding the foregoing provisions of Section 7.1, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than five percent (5%) of the portion of the Total Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Executive shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the "Safe Harbor Cap") and no Gross-Up Payment shall be made to the Executive.  The Company shall determine what items of compensation shall be reduced and shall promptly notify the Executive of such determinations.  If an amount has been paid or distributed to the Executive which should not have been paid or distributed due to the required reduction, the Executive shall promptly return such amount to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code).

        Section 8.                    Deductions and Withholding; No Representations Regarding Tax Consequences.  The Executive agrees that the Company or its subsidiaries or Affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For the purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.  The Company makes no representations or warranties to the Executive with respect to the tax consequences (including, but not limited to, income tax consequences) related to the payments contemplated by this Agreement, and the

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Executive is in no manner relying on the Company or its representatives for an assessment of such tax consequences.  The Executive acknowledges that there may be adverse tax consequences as a result of the payment of benefits pursuant to this Agreement and that he has been advised that he should consult with his own attorney, accountant or tax advisor regarding the decision to enter into this Agreement and the consequences thereof.  The Executive also acknowledges that, except as otherwise provided in this Agreement, the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive.

        Section 9.                    Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, or (iii) when recorded as delivered by reputable overnight express mail service that provides tracing and proof of receipt or refusal at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.

                        If to the Company:

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421
Attention: Chief Financial Officer

            with a copy to:

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Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, North Carolina 27101
Attention:  Jeffrey C. Howland, Esquire

                         If to the Executive:

Robert A. Bruggeworth
4102 Cranleigh Drive
Greensboro, North Carolina 27407

            with a copy to:

Bachelder & Dowling, P.A.
Twenty-Two Free Street, Suite 201
Portland, ME 04101-3900
Attention:  Anthony H. Dowling

        Section 10.                Special Rule for U.S. Income Tax Compliance.  To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder ("Section 409A"), including, if applicable, compliance with any exemptions from Section 409A.  The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should either party reasonably determine in good faith that any provision of this Agreement may be found not to be in compliance with Section 409A or may otherwise subject the Executive to tax, interest, or other liability under Section 409A of the Code ("409A Liability") or a risk of 409A Liability, the parties will use their best efforts to amend the terms of this Agreement as may be necessary to avoid any 409A Liability or risk of 409A Liability in a manner that (i) does not materially alter the rights and obligations of the Executive hereunder or otherwise subject the Executive to any risk of forfeiture of a nature or for a term which does not otherwise exist with respect to such currently contemplated payments or benefits, and (ii) will provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A.  The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties.  The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Section 409A.  Specifically, the

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parties agree that (i) the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof), (ii) any payments that are considered deferred compensation under Section 409A (and are not otherwise exempt from the provisions thereof) cannot be paid to the Executive until the lapse of six (6) months after his separation from service, (iii) any such payments that would otherwise be paid within six (6) months after the Executive's separation from service shall be paid in lump sum within ten (10) days after the lapse of such six (6) month period and all other payments shall be made as would ordinarily have been made under the provisions of this Agreement.  If the Company (A) fails to use best efforts as described above or (B) makes a payment or provides a benefit to the Executive that does not materially comply with the terms of this Agreement, as it may be amended and in effect from time to time, and as a result the Executive incurs 409A Liability, the Company will promptly pay the Executive an additional amount (the "409A Reimbursement Amount") equal to the amount of any such 409A Liability plus the amount of any tax, interest and other liability or expense incurred by the Executive with respect to the 409A Reimbursement Amount such that the Executive will be in the same position as if no 409A Liability had been incurred.

        Section 11.                Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein, and, except as provided below, it supersedes all prior discussions, negotiations, understandings or agreements between the parties.  Notwithstanding the foregoing or anything to the contrary in this Agreement, neither this Agreement nor any provision hereof shall supersede or otherwise limit the Executive's or the Company's rights or obligations pursuant to the ICN Agreement and the CIC Agreement.

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        Section 12.                Waiver.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Company or the Executive of the breach of any covenant of this Agreement shall (i) be effective unless in writing and signed by the waiving party, or (ii) be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

        Section 13.                Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed therein and in any action or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum.  Any action to enforce any of the provisions of this Agreement shall be brought exclusively in a court of the State of North Carolina or in a Federal court located within the State of North Carolina, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of North Carolina.  The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto.  The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

        Section 14.                Assignability; Merger or Consolidation.  The obligations of the Executive hereunder may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the
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Company; provided, however, that the Company will not consolidate or merge into or with another Person, or transfer all or a material part of its assets to another Person (the "Successor Entity") unless the Successor Entity shall assume this Agreement, and upon such assumption, the Executive and the Successor Entity shall become obligated to perform the terms and conditions of this Agreement.

        Section 15.                Severability.  Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

        Section 16.                Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        Section 17.                Amendment.  This Agreement may be amended only by a written instrument executed by the Company and the Executive.  Notwithstanding the foregoing, the Company shall have unilateral authority to amend this Agreement (without the consent of the Executive) to the extent it determines in the exercise of good faith and upon the advice of legal counsel that such amendment is necessary to comply with applicable laws, rules and regulations or changes to applicable laws, rules and regulations (including, but not limited to, Section 409A), provided that no such unilateral amendment shall materially and adversely affect the rights of the Executive.

        Section 18.                Headings.  All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.

        Section 19.                Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall for all purposes constitute one (1) agreement which is binding on all of the parties hereto.

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        Section 20.                Forfeiture and Recoupment of Compensation and Benefits Upon Occurrence of Certain Events; Company's Right of Offset.

        (a)                Notwithstanding any other provision of this Agreement, if, at any time during the Restricted Period, the Executive engages in a Prohibited Activity, then (i) any Equity Awards of Executive granted or subject to vesting during the Prohibited Activity Term shall immediately be terminated and forfeited in their entirety; (ii) any and all shares (the "Shares") issued to Executive or his assignees pursuant an Equity Award granted during the Prohibited Activity Term shall immediately be forfeited and returned to the Company (without the payment by the Company of any consideration for such Shares), and the Executive shall cease to have any rights related thereto and shall cease to be recognized as the legal owner of such Shares; (iii) any Gain realized by the Executive with respect to any Shares issued pursuant to Equity Awards granted during the Prohibited Activity Term shall immediately be paid by the Executive to the Company; (iv) any cash or other incentive payments made to the Executive during the Prohibited Activity Term pursuant to the Cash Bonus Plan or any other incentive plan or arrangement shall immediately be forfeited and returned to the Company; and (v) any existing rights of the Executive to future cash or other incentive payments granted under the Cash Bonus Plan or any other incentive plan or arrangement during the Prohibited Activity Term shall immediately be forfeited.  The provisions of this Section 20 (including but not limited to Section 20(a)) shall be deemed to amend the terms of any Equity Award agreement or cash or other incentive arrangement (in each case, now or hereafter entered into) which would otherwise apply to the payment of compensation described herein, and, by entering into this Agreement, the Executive expressly agrees to such amendments.

        (b)               For purposes of this Agreement, a "Prohibited Activity" shall mean any one or more of the following: (i) the Executive's willful and material violation of the ICN Agreement or Section 6.2, Section 6.4 or Section 6.5 of this Agreement; (ii) the Executive's engaging in any willful conduct that results in the Executive's obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale

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of the Company's securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002; or (iii) the Executive's engaging in any act of fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company.  For purposes of this Agreement, the "Prohibited Activity Term" shall mean the period commencing on the date that Executive first engages in an act or fails to perform an act that constitutes or ultimately results in the Prohibited Activity, and continuing thereafter without any time limitation, in any case without regard to when the Company first discovers or has notice of any such Prohibited Activity.  For purposes of this Section 20(b), no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive's action or omission was in the best interests of the Company.

        (c)                For purposes of this Agreement, "Gain" shall mean, (i) with respect to stock options or SARs, the difference between the fair market value of the Company's Common Stock on the date of sale or other disposition over the option price or base price, as the case may be, multiplied by the number of shares sold or disposed of; and (ii) with respect to restricted stock awards, restricted stock units (or other Equity Awards which do not have an option price, base price or purchase price), the fair market value of the Common Stock on the date of sale or other disposition, multiplied by the number of shares sold or disposed of.  "Fair market value" shall be determined in accordance with the terms of the applicable Equity Plan.

        (d)               The Board shall have the right to interpret this Section 20 and make all determinations hereunder, including without limitation to determine if a Prohibited Activity has occurred, the commencement date of the Prohibited Activity Term, the materiality of any violation or other event and whether any of the rights afforded to the Company under this Section 20 should be waived; provided, however, that the Executive shall retain the right to contest any such determination through appropriate legal means.  The waiver by the Board in any one or more instances of any rights afforded to the Company pursuant to the terms of this Section 20 shall not be deemed to constitute a further or continuing waiver of any rights the Company may have pursuant to the terms of this Agreement.

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        (e)                Notwithstanding any other provision of this Agreement, the Company may (subject to any Code Section 409A considerations) reduce the amount of any payment otherwise payable to or on behalf of the Executive pursuant to this Agreement by the amount of any obligation of the Executive to the Company that is or becomes due and payable to the Company pursuant to Section 20 of this Agreement or pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and, by executing this Agreement, the Executive shall be deemed to have consented to such reduction.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Executive pursuant to Section 20 of this Agreement or pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, the Executive agrees to immediately pay the unpaid balance to the Company.  This right of set-off is in addition to any other remedies the Company may have against the Executive.

        Section 21.                No Duty to Mitigate.  The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

        Section 22.                Source of Payments; No Trust.  The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive.  Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder.  Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

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        Section 23.                Expenses and Interest.  The Company and the Executive each agree to pay their own legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by them in a claim for relief in any action brought to obtain or enforce any right or benefit provided in this Agreement; provided, that the Executive shall be entitled to payment by the Company of all such fees and expenses paid by the Executive in instituting or defending any action if the court determines that the Executive substantially prevailed in any such action by or against the Company.  In addition, the Company and the Executive agree to pay interest on any money judgment or other award obtained by the other party as a result of any such claim, such interest being calculated at the rate of interest equal to the Prime Rate as published in the Wall Street Journal from time to time from the date that payments to such party should have been made (under this Agreement or as a result of resolution of such claim); provided, however, that no such interest shall be paid to the extent that interest already has been awarded to the prevailing party on such amounts.  Any amounts required to be paid pursuant to this Section 23 shall be paid to the other party within 60 days of the final resolution of such claim giving rise to such fees and expenses.

        Section 24.                Recitals.  The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

[Remainder of Page Intentionally Blank.  Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                                            RF MICRO DEVICES, INC.

                                                            By:  /s/ Walter H. Wilkinson, Jr.
                                                                        Walter H. Wilkinson, Jr.
                                                                         Chairman of the Board

                                                            EXECUTIVE

                                                            /s/ Robert A. Bruggeworth                                   (SEAL)
                                                            Robert A. Bruggeworth

EXHIBIT A

I.          Retirement Plans

                        RFMD 401(k) Plan

II.        Welfare Benefit Plans

Group Health Plan for Employees of RF Micro Devices, Inc. (employer funded medical, vision and prescription plan)
RF Micro Devices, Inc. Group Dental Plan (employer funded dental plan)
Group Short Term Disability Plan for Employees of RF Micro Devices, Inc. (employer funded short term disability plan)
Group Long Term Disability Plan for Employees of RF Micro Devices, Inc. (insured long term disability plan)
Group Life and Supplemental Life Plan for Employees of RF Micro Devices, Inc. (insured, basic and supplementary life plans)
RF Micro Devices, Inc. Flexible Benefit Plan (medical and dependent care flexible spending reimbursement plan)
RF Micro Devices, Inc. PTO Policy